As filed with the Securities and Exchange Commission on December 9, 2019

Registration No. 333-227397

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1

TO

REGISTRATION STATEMENT NO. 333-227397

UNDER

THE SECURITIES ACT OF 1933

SunTrust Banks, Inc.

(Exact name of registrant as specified in its charter)

Georgia	58-1575035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

(800) 786-8787

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ellen M. Fitzsimmons

Corporate Executive Vice President, General Counsel and Corporate Secretary

SunTrust Banks, Inc.

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

(800) 786-8787

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statement on Form S-3ASR (the “Registration Statement”) of SunTrust Banks, Inc., a Georgia corporation (the “Company”):

•

File No. 333-227397, a registration statement filed with the SEC on September 18, 2018, pertaining to the registration of an unspecified amount of senior debt securities, subordinated debt securities, preferred stock, depositary shares representing an interest in a fractional share or multiple shares of preferred stock, common stock, warrants, purchase contracts and units representing an interest in two or more securities.

On December 6, 2019, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 7, 2019 and amended as of June 14, 2019, by and between the Company and BB&T Corporation (“BB&T”), the Company merged with and into BB&T (the “Merger”), with BB&T continuing as the surviving entity and being renamed Truist Financial Corporation in connection with the Merger. As a result of the Merger and related transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statement.

In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offering, this post-effective amendment removes from registration any and all securities of the Company that were registered under the Registration Statement and remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia on December 9, 2019.

SUNTRUST BANKS, INC.

By:	/s/ Ellen M. Fitzsimmons
Name:	Ellen M. Fitzsimmons
Title:	Corporate Executive Vice President, General Counsel and Corporate Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.